Exhibit 99.1
FOR IMMEDIATE RELEASE
Kaiser Aluminum Reports Second Quarter 2007 Financial Results
•	Operating income of $95 million year-to-date (up 81 percent over prior year) on strong results in both fabricated products and primary products

•	46 percent increase in year-to-date operating income for fabricated products

•	Strong heat treat shipments in first half 2007 from robust demand for aerospace and defense-related products

•	Company comments on $230 million of previously-announced organic expansion initiatives
FOOTHILL RANCH, Calif., August 14, 2007 — Kaiser Aluminum Corporation (NASDAQ:KALU) today reported net income of $35 million for the second quarter 2007 compared to a net loss of $3 million in the second quarter 2006. The 2007 results for the second quarter were net of an income tax provision of $29 million, approximately $22 million of which is non-cash. The non-cash tax provision is recorded despite the existence of significant net operating loss carryforwards and other tax attributes, the benefits of which are reflected in stockholder equity in accordance with fresh start accounting.
For the six months ended June 30, 2007, the company reported net income of $52 million, compared to net income of $36 million for the same period in 2006. The 2007 results for the six months were net of an income tax provision of $44 million, approximately $33 million of which is non-cash.
Net sales for the second quarter of 2007 increased nine percent to $385 million, compared to $354 million for the second quarter of 2006. Net sales for the first six months of 2007 increased 13 percent to $777 million from $690 million for the same period the previous year. The increase in both periods reflects the pass through to fabricated products customers of higher metal prices, favorable product mix, and improved value-added pricing.
“The company’s excellent results for both the quarter and year-to-date reflect strong performance in both our fabricated products and primary products segments,” said Jack A. Hockema, chairman, president, and CEO of Kaiser Aluminum.
Fabricated Products — Operating income in fabricated products increased to $48 million for the second quarter of 2007, compared to $16 million in the prior-year period. Strong shipments of heat treat plate for aerospace and defense applications contributed to a richer product mix, more than offsetting continued weakness in demand for ground transportation and general industrial applications. Additionally, favorable cost performance and lower depreciation expense was partially offset by unfavorable energy expense and higher major maintenance. The current period results reflect a $6 million LIFO benefit and $2 million of metal losses, both of which are considered non-run-rate items, compared to a $22 million LIFO charge and $7 million of metal gains in the prior-year period.
Operating income in fabricated products for the first six months of 2007 totaled $90 million compared to $61 million for the same period in 2006. Operating income for the first half of 2007 included a favorable impact of approximately $28 million from increased shipments, favorable mix and stronger value-added pricing for heat treat plate, led by strength in demand for aerospace and defense-related applications. This was partially offset by a $5 million adverse impact of shipments, product mix and value-added pricing for ground transportation and other industrial products. Additionally, the six-month results of 2007 were affected by unfavorable cost performance and higher energy and major maintenance expenses. Operating income improved approximately $5 million due to lower depreciation expense. The year-to-date results reflect a $2 million LIFO charge and $3 million of metal gains, both of which are considered non-run-rate items, compared to a $22 million LIFO charge and $17 million of metal gains for the same period in 2006.
“The company’s core fabricated products operating income was up 46 percent year-to-date, led by robust demand for aerospace and defense applications,” added Hockema. “The newly-available capacity created by our Trentwood expansion enabled increased heat treat plate shipments. The record results were achieved despite soft demand in ground transportation and other industrial applications.”
Primary Products — Operating income in primary products was $14 million for the second quarter of 2007, compared to $4 million for the same period of 2006. Year-to-date operating income in primary products totaled $18 million, an approximately $6 million increase over the same period in 2006. Strong results for both the quarter and year-to-date periods were driven by increases in primary aluminum prices. Both periods also reflected improved contractual pricing for alumina as well as favorable realized hedging results. As compared to the prior year periods, mark-to-market adjustments were flat for the quarter and unfavorable $9 million for the year-to-date.
Corporate Highlights — The company is currently implementing previously-announced organic growth initiatives totaling $230 million, including a $139 million investment to expand heat treat capacity and a $91 million program to improve efficiencies in the company’s rod, bar and tube value streams.
“Our organic growth program has strong momentum,” said Hockema. “The Trentwood expansion continues on schedule, and the recently announced $34 million follow-on expansion of our heat treat plate capacity is expected to come online in late 2008. Our program to improve efficiencies in our rod, bar and tube value streams is expected to be complete by 2009. Combined, we expect these investments to significantly enhance the market position of our broad product offerings.”
During the quarter the company declared an initial quarterly cash dividend payment of $0.18 per share on the company’s outstanding common stock. This initial dividend will be payable on August 17, 2007, to shareholders of record at the close of business on July 27, 2007.

Kaiser Aluminum will host a conference call for investors, analysts and news media that will be accessible live via the Internet to discuss second quarter results. Interested parties are welcome to listen today at 10:00 a.m. PDT by navigating to the following URL: http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download shortly prior to the start of the call. An archive of the call will be available shortly thereafter at the same location for 30 days.
Kaiser Aluminum is a leading producer of fabricated aluminum products for aerospace and high-strength, general engineering, and automotive and custom industrial applications. The company has more than 2,000 employees and 11 plants in North America and produces more than 500 million pounds annually of value-added sheet, plate, extrusions, forgings, rod, bar and tube. For more information, please see www.kaiseraluminum.com.
F-1077
This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties, and that actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) changes in economic or aluminum industry business conditions generally, including global supply and demand conditions; (b) changes in the markets served by the company, including aerospace, defense, general engineering, automotive, distribution and other markets; (c) the company’s ability to complete its expansion and other organic growth projects as planned and by targeted completion dates; (d) the company’s ability to meet contractual commitments and obligations to supply products meeting required specifications; (e) customer performance; (f) changes in competitive factors in the markets served by the company; (g) developments in technology used by the company, its competitors or its customers; (h) changes in accounting that may affect the company’s reported earnings, operating income or results; and (i) other risk factors summarized in the company’s reports filed with the Securities and Exchange Commission, including the company’s Form 10-K for the year ended December 31, 2006. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. All information in this release is as of the date of the release. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.
Investor Relations Contacts:
Joe Bellino
Dan Rinkenberger
Kaiser Aluminum
(949) 614-1740
Public Relations Contact:
Geoff Mordock
Fleishman-Hillard
(213) 489-8271

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (1)
(Unaudited)
(In millions of dollars except share and per share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
		Predecessor		Predecessor
	2007	2006	2007	2006
Net sales	$385.1	$353.5	$777.3	$689.8

Costs and expenses:
Cost of products sold	314.0	324.2	651.1	596.4
Depreciation and amortization	2.7	5.0	5.3	9.8
Selling, administrative, research and development, and general(2).	19.2	15.0	38.2	30.3
Other operating (benefits) charges, net (3)	(13.5)	.9	(12.3)	.9

Total costs and expenses	322.4	345.1	682.3	637.4

Operating income	62.7	8.4	95.0	52.4
Other income (expense):
Interest expense (excluding unrecorded contractual interest expense of $23.7 and $47.4 for the quarter and six month periods ended June 30, 2006, respectively)	(.6)	—	(1.2)	(.8)
Reorganization items	—	(8.6)	—	(15.0)
Other — net	1.1	(.1)	2.3	1.2

Income before income taxes and discontinued operations	63.2	(.3)	96.1	37.8
(Provision) benefit for income taxes (4)	(28.5)	.8	(44.3)	(6.2)

Income from continuing operations	34.7	.5	51.8	31.6
Income (loss) from discontinued operations, net of income taxes	—	(3.0)	—	4.3

Net income (loss)	$34.7	$(2.5)	$51.8	$35.9

Earnings per share — Basic: (5)
Income from continuing operations	$1.73	$.01	$2.59	$.40

Income (loss) from discontinued operations	$—	$(.04)	$—	$.05

Net income (loss)	$1.73	$(.03)	$2.59	$.45

Earnings per share — Diluted (same as basic for Predecessor): (5)
Income from continuing operations	$1.71		$2.56

Income (loss) from discontinued operations	$—		$—

Net income (loss)	$1.71		$2.56

Weighted average shares outstanding (000): (5)
Basic	20,013	79,672	20,007	79,672

Diluted	20,237	79,672	20,209	79,672

Notes follow on pages 5 and 6.

(1)	The Company and its subsidiaries which included all of the Company’s core fabricated products facilities and operations and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which owns an interest in a smelter in the United Kingdom, emerged from chapter 11 on July 6, 2006 (the “Effective Date”) pursuant to the Company’s Second Amended Plan of Reorganization (the “Plan”). Pursuant to the Plan, all material pre-petition debt, pension, post-retirement medical obligations and asbestos and other tort liabilities, along with other pre-petition claims (which in total aggregated at June 30, 2006 approximately $4.4 billion) were addressed and resolved. Pursuant to the Plan, the interests of the Company’s pre-emergence stockholders were cancelled without consideration. Equity of the newly emerged Kaiser was issued and delivered to a third-party disbursing agent for distribution to claimholders pursuant to the Plan.

As a result of the Company’s emergence from chapter 11 on the Effective Date, the Company applied “fresh start” accounting to its opening July 2006 consolidated financial statements as required by American Institute of Certified Professional Accountants (“AICPA”) Statement of Position 90-7 (“SOP 90-7”), Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. As such, the Company adjusted its stockholders’ equity to equal the reorganization value at the Effective Date. Items such as accumulated depreciation, accumulated deficit and accumulated other comprehensive income (loss) were reset to zero. The Company allocated the reorganization value to its individual assets and liabilities based on their estimated fair value. Items such as current liabilities, accounts receivable, and cash reflected values similar to those reported prior to emergence. Items such as inventory, property, plant and equipment, long-term assets and long-term liabilities were significantly adjusted from amounts previously reported.

The accompanying financial statements include the financial statements of the Company both before and after emergence from chapter 11 bankruptcy in July 2006. Financial information related to the Company after emergence is generally referred to throughout this report as “Successor” information. Information of the Company before emergence is generally referred to as “Predecessor” information. The financial information of the Successor entity is not comparable to that of the Predecessor given the impacts of the Plan, implementation of fresh start reporting and other factors.

Income (loss) per share of the Predecessor is not meaningful because all equity interests of the Company’s stockholders prior to the Company’s July 6, 2006 emergence from chapter 11 were cancelled without consideration.

(2)	Selling, administrative, research and development, and general expense for the quarter ended June 30, 2007 includes non-cash compensation charges of $2.5 of which $2.4 related to vested and non-vested common shares and restricted stock units and $.1 related to stock options. Selling, administrative, research and development, and general expense for the six month period ended June 30, 2007 includes non-cash compensation charges of $4.5 of which $4.4 related to vested and non-vested common shares and restricted stock units and $.1 related to stock options.

(3)	Other operating (benefits) charges, net for the quarter and six month periods ended June 30, 2007 and 2006, was as follows:

	Quarter Ended		Six Months Ended
	June 30,		June 30,
		Predecessor		Predecessor
	2007	2006	2007	2006
Reimbursement of amounts paid in connection with sale of Company’s interests in and related to Queensland Alumina Limited-Corporate:
Alternative minimum tax	$7.2	$—	$7.2	$—
Professional fees	1.1	—	1.1	—
Pension Benefit Guaranty Corporation settlement — Corporate	1.3	—	1.3	—
Non-cash benefit resulting from settlement of a $5 claim by the purchaser of the Gramercy, Louisiana alumina refinery and Kaiser Jamaica Bauxite Company for payment of $.1 — Corporate	—	—	4.9	—
Post-emergence chapter 11- related items — Corporate	(.2)	—	(2.0)	—
Non-cash benefit (charge) resulting from Anglesey’s adjustment of its CARO liability — Primary aluminum	2.8	—	—	—
Non-cash benefit (charge) related to share based compensation adjustment recorded by Anglesey — Primary aluminum	1.7	—	—	—
Other	(.4)	(.9)	(.2)	(.9)

	$13.5	$(.9)	$12.3	$(.9)

(4)	Provision for income taxes for continuing operations for the quarter ended June 30, 2007 and 2006 include foreign income provisions of approximately $6.2 and $.9, respectively. Provision for income taxes for continuing operations for the six month periods ended June 30, 2007 and 2006 include foreign income taxes provisions of approximately $10.8 and $7.0, respectively. Foreign taxes for the post emergence period primarily represent Canadian income taxes in respect of operations of the London, Ontario facility and United Kingdom income taxes in respect of the Company’s ownership interest in Anglesey.

Although the Company had between approximately $975 and $1,050 at December 31, 2006 of tax attributes available to offset the impact of future income taxes, the Company does not meet the “more likely than not” criteria for recognition of such attributes primarily because the Company does not have sufficient history of paying taxes. As such, the Company recorded a full valuation allowance against the amount of tax attributes available and no deferred tax asset was recognized. The benefit associated with any reduction of the valuation allowance is first utilized to reduce intangible assets with any excess being recorded as an adjustment to Stockholders’ equity rather than as a reduction of income tax expense. Therefore, despite the existence of such tax attributes, the Company expects to record a full statutory tax provision in future periods and, therefore, the benefit of any tax attributes realized will only affect future balance sheets and statements of cash flows. If the Company ultimately determines that it meets the “more likely than not” recognition criteria, the amount of net operating loss carryforwards and the other deferred tax assets would be recorded on the balance sheet and would be recorded as an adjustment to stockholders’ equity.

(5)	Basic earnings per share are computed by dividing earnings by the weighted average number of common shares outstanding during the periods. The shares owned by a VEBA for the benefit of certain union retirees and their surviving spouses and eligible dependents (the “Union VEBA”) that are subject to transfer restrictions, while treated in the balance sheet as being similar to treasury stock (i.e., as a reduction in Stockholders’ equity), are included in the computation of the basic shares outstanding in the income statement because such shares were irrevocably issued and have full dividend and voting rights.

Diluted earnings per share are computed by dividing earnings by the weighted average number of diluted common shares outstanding during the periods. The weighted average number of diluted shares includes the dilutive effect of the non-vested stock, restricted stock units and stock options granted from dates of grant.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
SELECTED OPERATIONAL AND FINANCIAL INFORMATION (1)
(Unaudited)
(In millions of dollars except average realized third-party sales price)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
		Predecessor		Predecessor
	2007	2006	2007	2006
Shipments (millions of pounds):
Fabricated Products	137.9	135.8	277.9	273.5
Primary Aluminum	39.4	38.0	78.5	77.1

	177.3	173.8	356.4	350.6

Average Realized Third-Party Sales Price (per pound):
Fabricated Products (2)	$2.40	$2.23	$2.41	$2.16
Primary Aluminum (3)	$1.37	$1.33	$1.38	$1.28

Net Sales:
Fabricated Products	$331.1	$302.9	$669.1	$590.9
Primary Aluminum	54.0	50.6	108.2	98.9

Total Net Sales	$385.1	$353.5	$777.3	$689.8

Segment Operating Income (Loss):
Fabricated Products(4) (5)	$48.1	$16.2	$89.5	$61.2
Primary Aluminum(6)	14.2	3.7	18.4	12.4
Corporate and Other	(13.1)	(10.6)	(25.2)	(20.3)
Other Operating Benefits (Charges), Net (7)	13.5	(.9)	12.3	(.9)

Total Operating Income	$62.7	$8.4	$95.0	$52.4

Discontinued Operations	$—	$(3.0)	$—	$4.3

Net Income (Loss)	$34.7	$(2.5)	$51.8	$35.9

Capital Expenditures (8)	$20.3	$17.5	$27.7	$28.1

(1)	See Note 1 of Statements of Consolidated Income for a discussion regarding the Company’s emergence from Chapter 11.

The table provides selected operational and financial information on a consolidated basis. The selected operational and financial information after the Effective Date are those of the Successor and are not comparable to those of the Predecessor. However, for purposes of this presentation (in the table above), the Successor’s results for the quarter and six month periods ended June 30, 2007 are compared to the Predecessor’s results for the quarter and six month periods ended June 30, 2006.

(2)	Average realized prices for the Company’s Fabricated products segment are subject to fluctuations due to changes in product mix as well as underlying primary aluminum prices and are not necessarily indicative of changes in underlying profitability.

(3)	Average realized prices for the Company’s Primary aluminum segment exclude hedging revenues.

(4)	Fabricated products segment operating results for the quarter and six month periods ended June 30, 2007 include a non-cash LIFO inventory benefit (charge) of $6.0 and $(2.0), respectively, and metal gains (losses) of approximately $(2.1) and $3.1, respectively. Operating results for the quarter and six month periods ended June 30, 2006 include a non-cash LIFO inventory charge of $21.7 and metal gains of approximately $7.3 and $16.6, respectively.

(5)	Fabricated products segment operating results include non-cash mark-to-market gains (losses) on natural gas hedging activities totaling $(1.3) and $(.6 ) in the quarters ended June 30, 2007 and 2006, respectively, and $1.4 and $(1.1) in the six month periods ended June 30, 2007 and 2006, respectively.

(6)	Primary aluminum segment operating results include non-cash mark-to-market gains (losses) on primary aluminum hedging activities totaling $4.5 and $(4.0) and on foreign currency derivatives totaling $(1.3) and $6.4 in the quarters ended June 30, 2007 and 2006, respectively. Primary aluminum segment operating results include non-cash mark-to-market gains (losses) on primary aluminum hedging activities totaling $2.3 and $(.7), respectively, and on foreign currency derivatives of $(3.1) and $7.8, respectively.

(7)	See Note 3 of Statements of Consolidated Income for information regarding Other operating benefits (charges), net.

(8)	Capital expenditures for the quarter and six month periods ended June 30, 2007 and 2006 are primarily related to the previously announced $139 million expansion at the Trentwood facility in Spokane, Washington.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS (1)
(Unaudited)
(In millions of dollars)

	June 30,	December 31,
	2007	2006
Assets
Current assets (2)	$409.0	$384.9
Investments in and advances to unconsolidated affiliate	38.6	18.6
Property, plant, and equipment — net	193.6	170.3
Net assets in respect of VEBAs	89.6	40.7
Other assets	42.7	40.9

Total	$773.5	$655.4

Liabilities & Stockholders’ Equity

Current liabilities	$160.8	$176.4
Long-term liabilities	62.8	58.3
Long-term debt	50.0	50.0
Commitments and contingencies
Stockholders’ equity:
Common stock	.2	.2
Additional capital	547.4	487.5
Retained earnings	78.0	26.2
Common stock owned by Union VEBA subject to transfer restrictions, at reorganization value	(131.4)	(151.1)
Accumulative other comprehensive income	6.0	7.9
Treasury stock	(.3)	—

Total stockholders’ equity	499.9	370.7

	$773.5	$655.4

(1)	See Note 1 of Statements of Consolidated Income for a discussion regarding the Company’s emergence from chapter 11.

(2)	Includes Cash and cash equivalents of $70.9 and $50.0 at June 30, 2007 and December 31, 2006, respectively, and inventories of $194.0 and $188.1 at June 30, 2007 and December 31, 2006 respectively.